Exhibit A-6

DIRECTOR VOTING AGREEMENT

     This Director Voting Agreement (this “Agreement”) is made and entered into as of            , 200   by and between TRANSLink Management Company, a Delaware corporation (the “Company”), and         (the “Holder”). Certain capitalized terms used herein are defined in Section 1, below.

WITNESSETH:

     WHEREAS, the Holder has been selected to serve on the Board of Directors of the Company (the “Board”) and, in connection therewith, the Company wishes to issue and sell to the Holder, and the Holder wishes to purchase and receive from the Company,   shares (the “Subject Shares”) of the Company’s Class A Common Stock, par value $      per share (the “Class A Common Stock”); and

     WHEREAS, the Company and the Holder hereby agree and acknowledge that the Company’s issuance of shares of its Class A Common Stock to the Holder pursuant to that certain Subscription Agreement by and between the Company and the Holder, dated as of            , 200   , is conditioned upon the execution and delivery of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto adopt this Agreement and agree as follows:

     1.        Certain Defined Terms. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in that certain Schedule of Definitions for Corporate Agreements, attached hereto as Exhibit A.

     2.        Agreement to Vote. The Holder hereby irrevocably agrees that, from and after the date hereof until the Termination Date (as defined below), at any annual or special meeting of the stockholders of the Company (or adjournment or postponement thereof), however called, and on each action or approval by written consent in lieu of any such meeting, the Holder shall vote (or cause to be voted) the Subject Shares (i) in accordance with the recommendations of the Board on all matters that require the affirmative vote of both the Board and the holders of the Class A Common Stock, whether voting as a separate class, or voting together with the holders of the Company’s Class B Common Stock, par value $    per share, and Class C Common Stock, par value $    per share, as a single class, and (ii) in accordance with the provisions of the Stockholders Agreement relating to the election of directors.

     3.        Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company that:

          (a)      This Agreement has been duly executed and delivered by the Holder, and is the legal, valid and binding obligation of the Holder; and

          (b)      No consent of any court, governmental authority, beneficiary, entity or other person is necessary for the execution, delivery and performance of this Agreement by the Holder.

     4.        Covenants of the Holder. The Holder hereby agrees and covenants that:

          (a)      The Holder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date to vote the Subject Shares in any manner inconsistent herewith; and

          (b)      Each share of Class A Common Stock that the Holder purchases or with respect to which the Holder otherwise acquires beneficial ownership (including by reason of stock dividends, stock-splits, recapitalizations, combinations, exchanges of shares or the like) after the date of this Agreement and prior to the Termination Date shall be Subject Shares and shall be subject to the terms and provisions of this Agreement.

     5.        Termination Date. This Agreement shall terminate upon the closing of an IPO (the “Termination Date”).

     6.        Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. This Agreement shall not be amended, altered or modified except by a written instrument that expressly refers to this Agreement, is signed by each of the Company and the Holder.

     7.        Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns. The rights and duties of any party to this Agreement shall not be assigned or delegated.

     8.        Notices. All notices and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by first class, registered or certified mail, postage prepaid, or transmitted by facsimile transmission, telex or telegram and addressed to the parties hereto at the addresses set forth below the parties’ names on the signature page hereto.:

          (i)      If to the Company:

          (ii)     If to the Holder:

or to such other address as either of them by written notice to the other party may from time to time designate, with copies also sent to such attorney as the parties hereto may from time to time designate. Each notice or other communication which shall be personally delivered, mailed or transmitted in the manner described above shall be deemed sufficiently received for all purposes at such time as it is delivered to the addressee (with any return receipt, delivery receipt or with respect to a facsimile transmission or telex, confirmation of receipt or answer back, being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     9.           Severability. If any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity only, without in any way affecting the remainder of such provision or the remaining provisions of this Agreement.

     10.         Specific Enforcement. The Company and the Holder shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and the Holder may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

     11.         Headings. The headings of the paragraphs of this Agreement are inserted for convenience of reference only and do not form a part or affect the meaning hereof.

     12.         Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims and disputes relating thereto, shall be governed by and construed in accordance with the local laws (and not the laws of conflicts) of the State of Delaware.

     13.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall be deemed to be one and the same instrument.

[Signatures appear on the following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Director Voting Agreement as of the date first above written.

“COMPANY”

TRANSLINK MANAGEMENT CORPORATION

By:
Name:
Title:

“HOLDER”

By:
Name:
Title:

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